UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 31, 2006

Network Appliance Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-27130	77-0307520
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

495 East Java Drive, Sunnyvale, California		94089
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(408) 822-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Loan Agreement

On March 31, 2006, Network Appliance Global LTD., ("Borrower"), a subsidiary of Network Appliance, Inc., a Delaware corporation ("Registrant"), entered into a loan agreement (the "Loan Agreement"), among the Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, National Association, as administrative agent. The Loan Agreement provides for term loans available in two tranches, a tranche of $220 million ("Tranche A") and a tranche of $80 million ("Tranche B"), for an aggregate borrowing of $300 million. The full amount of the term loans was advanced to Borrower at the closing. The proceeds of the term loans will be used to finance a dividend to Registrant.

The Tranche B term loans amortize over 8 quarters, commencing July 31, 2006. The Tranche A term loans and Tranche B term loans, together with accrued and unpaid interest, are due in full on the maturity date of March 31, 2008. The Tranche A term loans are required to be prepaid upon the maturity of the investments securing the Tranche A term loans. Interest on the term loans accrues at a floating rate based on the base rate in effect from time to time plus, in the case of Tranche B term loans, a margin based on Borrower’s leverage ratio, ranging from 0.0% to 0.125%, or at Borrower’s election, at LIBOR plus, in the case of Tranche A term loans, a margin of 0.125%, and, in the case of Tranche B term loans, a margin based on Borrower’s leverage ratio, ranging from 0.500% to 1.125%. Interest on the term loans is payable quarterly in arrears with respect to base rate loans and at the end of an interest period in the case of LIBOR loans (or quarterly if the interest period is longer than three months).

The obligations of Borrower under the Loan Agreement are guaranteed by Borrower’s material subsidiaries. The Tranche A term loans are secured by certain investments held by Borrower, and the Tranche B term loans are secured by a pledge of accounts receivable by Borrower’s subsidiary, Network Appliance B.V.

The Loan Agreement requires Borrower to comply with a liquidity ratio and, so long as any Tranche B term loans are outstanding, a leverage ratio. Additionally, the Loan Agreement contains affirmative covenants, including reporting requirements, covenants regarding conduct of business, payment of obligations, including taxes, maintenance of properties and insurance, inspection rights, compliance with applicable law and maintenance of collateral. Further, the Loan Agreement contains negative covenants limiting the ability of Borrower and its subsidiaries to, among other things, incur indebtedness, grant liens, sell assets, make certain acquisitions, enter into mergers, change their business, make investments, enter into swap agreements, pay dividends, enter into transactions with affiliates, enter into restrictive agreements and prepay or amend the terms of subordinated indebtedness. The events of default under the Loan Agreement include payment defaults, misrepresentations, breaches of covenants, cross defaults with certain other indebtedness, bankruptcy events, judgments, certain ERISA events and changes of control.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Loan Agreement, which will be filed as an exhibit to the Registrant’s Annual Report on Form 10-K for period ending April 30, 2006.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 "Entry into a Material Definitive Agreement" is incorporated by reference into this Item 2.03 as if fully set forth herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Network Appliance Inc.

April 5, 2006	By:	/s/ Steven J. Gomo

Name: Steven J. Gomo
Title: Chief Financial Officer and Executive Vice President of Finance